EXHIBIT 99.1

Rhino Resource Partners LP Announces Second Quarter 2015 Financial and Operating Results

LEXINGTON, K.Y., July 30, 2015 (GLOBE NEWSWIRE) -- Rhino Resource Partners LP (NYSE:RNO) ("Rhino" or the "Partnership") announced today its financial and operating results for the quarter ended June 30, 2015. For the quarter, the Partnership reported a net loss of $8.1 million and Adjusted EBITDA of $4.1 million, compared to a net loss of $6.9 million and Adjusted EBITDA of $3.0 million in the second quarter of 2014. Diluted net loss per common unit was $0.27 for the quarter compared to diluted net loss per common unit of $0.05 for the second quarter of 2014. Total revenues for the quarter were $56.8 million, with coal sales generating $48.5 million of the total, compared to total revenues of $55.9 million and coal revenues of $46.9 million in the second quarter of 2014. (Refer to "Reconciliations of Adjusted EBITDA" included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On July 20, 2015, the Partnership announced it had suspended the cash distribution for its common units. No distribution will be paid for common or subordinated units for the quarter ended June 30, 2015.

Joe Funk, President and Chief Executive Officer of Rhino's general partner, stated, "Our board suspended the common unit distribution this quarter to further preserve the liquidity of the Partnership. Coal markets continue to be weak with Central Appalachia steam coal prices at historic lows and limited demand for met coal. We continue to be proactive in managing the Partnership for long-term success as we focus on our liquidity and cash flow. We believe our focus on cost and productivity improvements at our ongoing core operations will provide us the flexibility to continue exploring non-coal investments, which we believe will enhance the long-term value of the Partnership.

Our priority on maintaining our excellent safety record at all of our operations has continued through these difficult market conditions. We have focused on controlling costs and making capital purchases only after they have been strongly justified, which has helped to preserve our liquidity during these challenging times. Our balance sheet remains strong with relatively low debt levels and low legacy liabilities.

We managed to reduce our debt in the quarter with approximately $53 million drawn on the bank line of credit at the end of June, which is approximately $2 million lower compared to the balance at year-end. We currently expect limited capital expenditures for the remainder of this year and the investments to develop the new Pennyrile mine in the Illinois Basin are nearly complete. We expect cash flow to grow at Pennyrile, and expect costs to continue to improve at Hopedale in Northern Appalachia.

During the quarter, persistent low natural gas prices continued to adversely affect the coal markets. At Hopedale, poor rail service constrained shipments from this operation. In addition, productivity at our new Pennyrile mine remained below expectations, which resulted in higher costs than we anticipated and depressed operating results from this location as we continue to optimize this operation. Our Castle Valley operation in Utah continued to perform well during the quarter, although lower contracted coal pricing affected the results from this operation when compared to the prior year.

Our Pennyrile mine began initial shipments towards the end of the quarter on the new long-term sales contract we recently executed with a second local utility customer. We also continued to make shipments during the quarter to fulfill our base 800,000 ton per year contract at Pennyrile. The second mining section at Pennyrile received permission for its deep cut mining plan, which we expect will increase productivity and reduce cost going forward. Pennyrile gives us additional diversification and we expect it to be a significant generator of stable cash flow as it ramps up to its full potential run rate of two million tons per year.

Our Castle Valley operation is sold out through 2016 while our Hopedale and Sands Hill operations in Northern Appalachia are sold out for the remainder of 2015. At Pennyrile, additional test burns may lead to additional sales contracts, which could bring this mine to its potential full run rate of two million tons per year.

With the weakness in the Central Appalachia coal markets, we made the decision to limit production and idle certain of our Central Appalachia operations. We continue to focus on reducing our carrying costs in Central Appalachia while exploring divestiture opportunities for certain assets in this region."

Further, Mr. Funk stated, "The dissolution of the Rhino Eastern joint venture in January 2015 has continued to improve our cash flow and operating results compared to the prior year. During the second quarter, the divestiture of the Rhino Eastern joint venture improved our cash flow by approximately $2 million compared to the prior year."

Coal Operations Update

Pennyrile

  Rhino has completed a long-term sales contract with a local utility customer for 120,000 tons in 2015, 400,000 tons in 2016 and 550,000 tons in 2017.
  Along with the existing long-term contract for 800,000 tons per year, this additional long-term contract extends the committed sales to 1.2 million tons in 2016 and 1.35 million tons in 2017.
  A second mining section has been added to the Riveredge mine at Pennyrile to increase production capacity to fulfill the current long-term contracts. The second section recently received an approved deep cut mining plan, which is expected to result in higher productivity and lower mining costs in the future.
  Rhino's Pennyrile operations produced approximately 234,000 tons during the second quarter while coal sales were approximately 225,000 tons.
  Pennyrile's sales remain fully contracted through 2015 and as production is further ramped up, Rhino expects the mine to be sold out through 2016.

Northern Appalachia

  For the second quarter, year-over-year coal revenues per ton decreased $2.60 to $56.77 while cost of operations costs per ton decreased by $9.78 to $46.26. Rhino's cost of operations per ton improved year-over-year as mining conditions improved at Hopedale.
  Sales volume was 253,000 tons, versus 252,000 tons in the prior year and 251,000 tons in the prior quarter. At Hopedale, poor railroad service continued to impact production and sales during the quarter.
  Sales at Rhino's Hopedale and Sands Hill operations in Northern Appalachia are fully contracted through 2015.

Rhino Western

  Coal revenues per ton in the quarter decreased to $37.59 versus $42.43 in the prior year and $36.90 in the prior quarter. Coal revenues per ton decreased due to lower contracted prices for coal from Rhino's Castle Valley mine. Sales volume was 268,000 tons versus 236,000 tons in the prior year and 229,000 tons in the prior quarter.
  Cost of operations per ton was $34.16 versus $37.05 in the prior year and $33.70 in the prior quarter. Castle Valley had higher maintenance and other expenses in the prior year, which led to the year-to-year decrease in cost of operations per ton.
  Castle Valley's sales remain fully contracted through 2016.

Central Appalachia

  Coal revenues per ton in the quarter was $58.65 versus $71.94 in the prior year and $64.22 in the prior quarter. Metallurgical coal revenue per ton in the quarter was $81.83 versus $79.12 in the prior year and $77.39 in the prior quarter. Steam coal revenue in the quarter was $52.57 per ton versus $70.56 in the prior year and $57.72 in the prior quarter. Sales volume was 233,000 tons in the quarter versus 305,000 in the prior year and 237,000 tons in the prior quarter.
  Cost of operations per ton in the quarter was $54.95 versus $67.09 in the prior year and $54.23 in the prior quarter.
  Rhino continues to evaluate its Central Appalachia operations to reduce costs at idle facilities and better utilize the Partnership's Central Appalachia properties.

Cana Woodford

Rhino has an oil and natural gas investment of approximately 1,900 net mineral acres in the Cana Woodford region of western Oklahoma. Recently, Rhino received unsolicited offers from third parties to purchase this oil and natural gas investment. The Partnership has been evaluating these offers in contemplation of a potential sale of these mineral rights. Based on an evaluation of the applicable held for sale accounting criteria, Rhino determined these mineral rights met the held for sale criteria at June 30, 2015 and, accordingly, these mineral rights were written down to their estimated fair value less costs to sell of $5.8 million. Due to the determination that the mineral rights met the held for sale criteria, the Partnership recorded an impairment charge of approximately $2.2 million for the Cana Woodford mineral rights, which is recorded on the Loss on asset impairments line of the Partnership's unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2015.

Capital Expenditures

  Maintenance capital expenditures for the second quarter were approximately $0.6 million.
  Expansion capital expenditures for the second quarter were approximately $3.3 million, which consisted of funding the completed development of Pennyrile.

Sales Commitments

The table below displays Rhino's committed coal sales for the periods indicated.

	Q3 to Q4 2015		Year 2016
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$ 52.90	1,020,304	$ 50.74	1,662,800
Rhino Western	$ 37.55	516,504	$ 39.70	1,000,000
Central Appalachia	$ 63.91	146,000	$ --	--
Total	$ 49.14	1,682,808	$ 46.60	2,662,800

Restatement to Adjust Allocation of Net Income/(Loss) to Common and Subordinated Units

Rhino recently announced that it will restate its audited consolidated financial statements for the years ended December 31, 2014 and 2013 (the "Restated Periods") to adjust the allocation of net income/ (loss) to its common and subordinated unit holders for purposes of calculating earnings per unit and adjust the previously reported amounts of earnings per unit for each of the Restated Periods. The Partnership has not paid a cash distribution in respect of its subordinated units for any quarter following the quarter ended March 31, 2012. The Partnership did not correctly reflect the impact of such non-payment on the allocation of net income/(loss) between common units and subordinated units for the purposes of calculating earnings per unit for each unitholder class. The corrected calculation allocates more net income or less net (loss), as applicable, to common units and less net income or more net (loss), as applicable, to subordinated units for the purposes of calculating earnings per unit for each unitholder class. Accordingly, the Partnership will restate its previously issued audited consolidated financial statements for the Restated Periods and file a Form 10-K/A for the year ended December 31, 2014 as soon as reasonably practicable.

The Partnership does not anticipate any change to the audited consolidated financial statements for the year ended December 31, 2012 or any other change to its previously issued audited consolidated financial statements for each of the Restated Periods, including with respect to net income/net (loss).

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership's performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino's proportionate share of these expense items from prior periods related to the Rhino Eastern LLC joint venture that was dissolved in January 2015, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the Partnership's operating performance. Because not all companies calculate Adjusted EBITDA identically, the Partnership's calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. (Refer to "Reconciliations of Adjusted EBITDA" included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino's effectiveness in obtaining favorable prices for the Partnership's product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended June 30, 2015 included:

  Adjusted EBITDA from continuing operations of $4.1 million and net loss from continuing operations of $8.1 million compared to Adjusted EBITDA from continuing operations of $3.1 million and a net loss from continuing operations of $6.8 million in the second quarter of 2014.  Including a net loss from discontinued operations of approximately $0.1 million, total net loss and Adjusted EBITDA for the three months ended June 30, 2014 were $6.9 million and $3.0 million, respectively. Rhino did not have any income or loss from discontinued operations in the second quarter of 2015.
  Basic and diluted net loss per common unit from continuing operations of $0.27 compared to basic and diluted net loss per common unit from continuing operations of $0.05 for the second quarter of 2014.
  Coal sales were 1.0 million tons, which was an improvement of 23.5% compared to the second quarter of 2014, primarily due to sales from the new Pennyrile operation.
  Total revenues and coal revenues of $56.8 million and $48.5 million, respectively, compared to $55.9 million and $46.9 million, respectively, for the same period of 2014.
  Coal revenues per ton of $49.51 compared to $59.17 for the second quarter of 2014, a decrease of 16.3%.
  Cost of operations from continuing operations of $47.3 million compared to $46.5 million for the same period of 2014.
  Cost of operations per ton from continuing operations of $48.33 compared to $58.69 for the second quarter of 2014, a decrease of 17.7%.

Total coal revenues increased approximately 3.3% primarily due to sales from the new Pennyrile mine in the Illinois Basin, partially offset by fewer steam coal tons sold and lower steam coal prices in Central Appalachia. Coal revenues per ton decreased primarily because of lower prices for steam coal sold in the second quarter of 2015 compared to the same period of 2014, as well as the higher mix of lower priced tons from our Pennyrile mine. Total cost of operations increased slightly due to the ongoing startup of the new Pennyrile mine in the Illinois Basin, partially offset by lower costs in Central Appalachia as Rhino reduced production in this region due to weak market demand. The decrease in the cost of operations on a per ton basis was primarily due to a decrease from the Central Appalachia region as Rhino optimized production at lower cost operations, as well as lower costs in Northern Appalachia operations as Rhino experienced adverse mining conditions at the Hopedale operation as Rhino developed the 7-seam reserve during the three months ended June 30, 2014.

Results for the six months ended June 30, 2015 included:

  Adjusted EBITDA from continuing operations of $9.6 million and net loss from continuing operations of $12.7 million compared to Adjusted EBITDA from continuing operations of $10.8 million and net loss from continuing operations of $11.8 million for the six months ended June 30, 2014.  Including income from discontinued operations of approximately $0.7 million, total net loss and Adjusted EBITDA for the six months ended June 30, 2015 were $12.0 million and $10.3 million, respectively. Including income from discontinued operations of approximately $130.5 million, total net income and Adjusted EBITDA for the six months ended June 30, 2014 were $118.7 million and $141.3 million, respectively. Income from discontinued operations for the six months ended June 30, 2014 consisted primarily of the gain of approximately $121.7 million from the sale of the Utica Shale oil and natural gas properties.
  Basic and diluted net loss per common unit from continuing operations of $0.41 compared to basic and diluted net loss per common unit from continuing operations of $0.03 for the six months ended June 30, 2014. Including income from discontinued operations, total basic and diluted net loss per common unit was $0.39 for the six months ended June 30, 2015 compared to total basic and diluted net income per common unit of $4.37 for the six months ended June 30, 2014.
  Coal sales were 1.9 million tons compared to 1.6 million for the six months ended June 30, 2014.
  Total revenues and coal revenues of $112.9 million and $94.0 million, respectively, compared to $115.8 million and $98.1 million, respectively, for the same period of 2014.
  Coal revenues per ton of $50.77 compared to $59.87 for the six months ended June 30, 2014, a decrease of 15.2%.
  Cost of operations from continuing operations of $93.5 million compared to $92.9 million for the same period of 2014.
  Cost of operations per ton from continuing operations of $50.47 compared to $56.69 for the six months ended June 30, 2014, a decrease of 11.0%.

Total coal revenues decreased approximately 4.2% despite an increase in tons sold primarily due to lower steam coal prices in Central Appalachia, partially offset by sales from the new Pennyrile mine in the Illinois Basin. Coal revenues per ton decreased primarily because of lower prices for steam coal sold in Central Appalachia in the six months ended June 30, 2015 compared to the same period of 2014, as well as the higher mix of lower priced tons from the Pennyrile mine. Total cost of operations increased slightly due to the ongoing startup of the new Pennyrile mine in the Illinois Basin, partially offset by lower costs in Central Appalachia as Rhino idled certain of its operations due to weak market demand thereby reducing production in this region.  The decrease in the cost of operations on a per ton basis was primarily due to a decrease from the Central Appalachia region as Rhino optimized production at lower cost operations, as well as lower costs from the Northern Appalachia operations as Rhino experienced adverse mining conditions at the Hopedale operation as Rhino developed the 7-seam reserve during the six months ended June 30, 2014. The decrease in the cost of operations per ton for six months ended June 30, 2015 compared to the same period in 2014 was partially offset by high cost of operations per ton experienced at Pennyrile as Rhino continued the startup of this mine.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. Through its Elk Horn subsidiary, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended June 30, 2015, the Partnership had four reportable business segments: Central Appalachia (including the Elk Horn coal leasing operations), Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses. Beginning with fourth quarter 2014 reporting, Rhino has included a new reportable business segment, referred to as the Illinois Basin segment, which includes its new underground mine, preparation plant and river loadout facility at its Pennyrile mining complex located in western Kentucky, as well as its Taylorville field reserves located in central Illinois. The new Pennyrile mining complex began production and sales in mid-2014.  Prior period results have been reclassified to include the Illinois Basin for segment reporting purposes.

The Partnership historically accounted for the Rhino Eastern joint venture (formed in the year ended December 31, 2008) under the equity method. Under the equity method of accounting, the Partnership had historically only presented limited information (net income). The Partnership considered this operation to comprise a separate operating segment prior to its dissolution in January 2015. With the dissolution of the Rhino Eastern joint venture in January 2015, the Partnership had no operating activities for this joint venture for the three and six months ended June 30, 2015. Consistent with prior years' presentation, results for the Rhino Eastern joint venture have been reported for prior years' segment reporting purposes.

(In millions, except per ton data and %)	Second Quarter 2015	Second Quarter 2014	% Change* 2Q15 / 2Q14	Year to Date 2015	Year to Date 2014	% Change* 2015 / 2014
Central Appalachia
Coal revenues	$13.7	$21.9	(37.6%)	$28.9	$47.6	(39.4%)
Total revenues	$19.0	$27.3	(30.3%)	$41.3	$57.8	(28.6%)
Coal revenues per ton*	$58.65	$71.94	(18.5%)	$61.45	$72.45	(15.2%)
Cost of operations	$12.8	$20.5	(37.4%)	$25.7	$41.5	(38.2%)
Cost of operations per ton*	$54.95	$67.09	(18.1%)	$54.58	$63.13	(13.5%)
Tons produced	0.266	0.340	(21.7%)	0.532	0.682	(22.1%)
Tons sold	0.233	0.305	(23.5%)	0.470	0.658	(28.5%)
Northern Appalachia
Coal revenues	$14.3	$15.0	(4.2%)	$29.1	$30.9	(6.0%)
Total revenues	$16.8	$17.4	(3.9%)	$34.1	$36.2	(5.9%)
Coal revenues per ton*	$56.77	$59.37	(4.4%)	$57.68	$60.12	(4.1%)
Cost of operations	$11.7	$14.1	(17.3%)	$24.7	$28.5	(13.5%)
Cost of operations per ton*	$46.26	$56.04	(17.5%)	$49.05	$55.51	(11.6%)
Tons produced	0.245	0.240	2.0%	0.502	0.469	7.1%
Tons sold	0.253	0.252	0.2%	0.504	0.514	(2.1%)
Rhino Western
Coal revenues	$10.1	$10.0	0.8%	$18.5	$19.6	(5.3%)
Total revenues	$10.1	$10.0	0.9%	$18.5	$19.6	(5.3%)
Coal revenues per ton*	$37.59	$42.43	(11.4%)	$37.27	$41.89	(11.0%)
Cost of operations	$9.2	$8.7	4.9%	$16.9	$16.5	2.5%
Cost of operations per ton*	$34.16	$37.05	(7.8%)	$33.95	$35.26	(3.7%)
Tons produced	0.256	0.256	0.1%	0.500	0.505	(1.1%)
Tons sold	0.268	0.236	13.8%	0.497	0.467	6.4%
Illinois Basin
Coal revenues	$10.4	$0.0	n/a	$17.5	$0.0	n/a
Total revenues	$10.6	$0.3	n/a	$17.7	$0.3	n/a
Coal revenues per ton	$46.07	$0.0	n/a	$46.05	$0.0	n/a
Cost of operations	$10.9	($0.5)	n/a	$20.8	($1.0)	n/a
Cost of operations per ton	$48.74	$0.0	n/a	$54.65	$0.0	n/a
Tons produced	0.234	0.024	n/a	0.394	0.024	n/a
Tons sold	0.225	0.000	n/a	0.381	0.000	n/a
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$0.3	$0.9	(63.4%)	$1.3	$1.9	(32.6%)
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$2.7	$3.7	(27.6%)	$5.4	$7.4	(27.0%)
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$48.5	$46.9	3.3%	$94.0	$98.1	(4.2%)
Total revenues	$56.8	$55.9	1.6%	$112.9	$115.8	(2.5%)
Coal revenues per ton*	$49.51	$59.17	(16.3%)	$50.77	$59.87	(15.2%)
Cost of operations	$47.3	$46.5	1.7%	$93.5	$92.9	0.6%
Cost of operations per ton*	$48.33	$58.69	(17.7%)	$50.47	$56.69	(11.0%)
Tons produced	1.001	0.860	16.3%	1.928	1.680	14.7%
Tons sold	0.979	0.793	23.5%	1.852	1.639	13.0%
Eastern Met 100% Basis ****
Coal revenues	$0.0	$5.1	n/a	$0.0	$12.6	n/a
Total revenues	$0.0	$5.2	n/a	$0.0	$12.7	n/a
Coal revenues per ton*	$0.0	$97.33	n/a	$0.0	$97.83	n/a
Cost of operations	$0.0	$7.6	n/a	$0.0	$15.6	n/a
Cost of operations per ton*	$0.0	$144.10	n/a	$0.0	$121.30	n/a
Net income/(loss)	$0.0	($3.5)	n/a	$0.0	($5.3)	n/a
Partnership's portion of net income/(loss)	$0.0	($1.8)	n/a	$0.0	($2.7)	n/a
Tons produced***	0.000	0.040	n/a	0.000	0.120	n/a
Tons sold***	0.000	0.053	n/a	0.000	0.129	n/a

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino's ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and cost of operations per ton are not presented for the Other category.

*** Rhino Eastern produced and sold only premium mid-vol met coal.

**** Eastern Met included the financial data for the Rhino Eastern joint venture in which the Partnership had a 51% membership interest and for which the Partnership served as manager prior to the dissolution of the joint venture in January 2015. The Partnership's consolidated revenue and costs did not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounted for this operation under the equity method. The Partnership only recorded its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributed to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership's Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)	Second Quarter 2015	Second Quarter 2014	% Change* 2Q15 / 2Q14	Year to Date 2015	Year to Date 2014	% Change* 2015 / 2014
Met coal tons sold	48.4	49.3	(1.7%)	126.7	135.5	(6.5%)
Steam coal tons sold	184.9	255.6	(27.7%)	343.5	522.2	(34.2%)
Total tons sold	233.3	304.9	(23.5%)	470.2	657.7	(28.5%)

Met coal revenue	$3,961	$3,897	1.6%	$10,019	$10,902	(8.1%)
Steam coal revenue	$9,718	$18,037	(46.1%)	$18,878	$36,750	(48.6%)
Total coal revenue	$13,679	$21,934	(37.6%)	$28,897	$47,652	(39.4%)

Met coal revenues per ton	$81.83	$79.12	3.4%	$79.09	$80.42	(1.7%)
Steam coal revenues per ton	$52.57	$70.56	(25.5%)	$54.95	$70.38	(21.9%)
Total coal revenues per ton	$58.65	$71.94	(18.5%)	$61.45	$72.45	(15.2%)

Met coal tons produced	77.7	81.4	(4.6%)	175.2	188.5	(7.1%)
Steam coal tons produced	188.5	258.7	(27.1%)	356.6	494.0	(27.8%)
Total tons produced	266.2	340.1	(21.7%)	531.8	682.5	(22.1%)

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

Second Quarter 2015 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter. Any inquiries can be made to the Partnership's investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States and it leases coal through its Elk Horn subsidiary.

About Wexford Capital LP

Rhino's general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP ("Wexford"). Wexford is an SEC registered investment advisor with over $3.5 billion of assets under management. Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors. Through Wexford's extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino. Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites – RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading "Coal Operations Update." These forward-looking statements are based on Rhino's current expectations and beliefs concerning future developments and their potential effect on Rhino's business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino's control or ability to predict. Therefore, actual results and developments could materially differ from Rhino's historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino's ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino's ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino's ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino's estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino's ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino's dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino's mines; defects in title in properties that Rhino owns or losses of any of Rhino's leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

Other factors that could cause Rhino's actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS OF JUNE 30, 2015 AND DECEMBER 31, 2014
(in thousands)
	June 30,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 73	$ 626
Accounts receivable, net of allowance	19,875	22,467
Inventories	15,558	13,030
Prepaid expenses and other	2,879	5,006
Total current assets	38,385	41,129
Net property, plant & equipment, incl coal properties, mine development and construction costs	378,087	383,437
Investment in unconsolidated affiliates	7,501	20,653
Other non-current assets	25,454	18,840
Non-current assets held for sale	12,676	9,279
TOTAL	$ 462,103	$ 473,338
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 12,916	$ 10,924
Current portion of long-term debt	217	210
Accrued expenses and other	21,541	19,190
Total current liabilities	34,674	30,324
NON-CURRENT LIABILITIES:
Long-term debt	55,363	57,222
Asset retirement obligations	29,923	28,452
Other non-current liabilities	34,481	34,165
Non-current liabilities held for sale	--	2,250
Total non-current liabilities	119,767	122,089
Total liabilities	154,441	152,413
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
Limited partners	295,691	308,586
General partner	10,687	10,966
Accumulated other comprehensive income	1,284	1,373
Total partners' capital	307,662	320,925
TOTAL	$ 462,103	$ 473,338

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)

	Three Months			Six Months
	Ended June 30,			Ended June 30,
	2015	2014		2015	2014
REVENUES:
Coal sales	$ 48,469	$ 46,907		$ 94,025	$ 98,142
Other revenues	8,296	8,979		18,924	17,686
Total revenues	56,765	55,886		112,949	115,828
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	47,318	46,529		93,470	92,928
Freight and handling costs	670	363		1,205	664
Depreciation, depletion and amortization	8,596	8,930		17,448	18,162
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	4,913	4,700		9,329	10,257
Loss on asset impairments	2,179	--		2,179	--
Loss/(gain) on sale/disposal of assets—net	48	(191)		25	(870)
Total costs and expenses	63,724	60,331		123,656	121,141
(LOSS) FROM OPERATIONS	(6,959)	(4,445)		(10,707)	(5,313)
INTEREST AND OTHER (EXPENSE)/INCOME :
Interest expense and other	(1,313)	(762)		(2,270)	(3,946)
Interest income and other	36	266		38	269
Equity in net income (loss) of unconsolidated affiliate	124	(1,885)		265	(2,803)
Total interest and other (expense)	(1,153)	(2,381)		(1,967)	(6,480)
NET (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(8,112)	(6,826)		(12,674)	(11,793)
NET (LOSS) FROM CONTINUING OPERATIONS	(8,112)	(6,826)		(12,674)	(11,793)
DISCONTINUED OPERATIONS
Income from discontinued operations	--	(52)		722	130,459
NET INCOME/(LOSS)	$ (8,112)	$ (6,878)		$ (11,952)	$ 118,666

General partner's interest in net (loss)/income:
Net (loss) from continuing operations	$ (162)	$ (136)		$ (253)	$ (236)
Net income from discontinued operations	--	(1)		14	2,609
General partner's interest in net income/(loss)	$ (162)	$ (137)		$ (239)	$ 2,373
Common unitholders' interest in net (loss)/income:
Net (loss) from continuing operations	$ (4,563)	$ (3,839)		$ (7,128)	$ (6,634)
Net income from discontinued operations	--	(30)		406	73,312
Common unitholders' interest in net income/(loss)	$ (4,563)	$ (3,869)		$ (6,722)	$ 66,678
Subordinated unitholders' interest in net (loss)/income:
Net (loss) from continuing operations	$ (3,387)	$ (2,851)		$ (5,293)	$ (4,923)
Net income from discontinued operations	--	(21)		302	54,538
Subordinated unitholders' interest in net income/(loss)	$ (3,387)	$ (2,872)		$ (4,991)	$ 49,615
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$ (0.27)	$ (0.05)	*	$ (0.41)	$ (0.03)	*
Net income per unit from discontinued operations	--	(0.00)	*	0.02	4.40	*
Net income/(loss) per common unit, basic	$ (0.27)	$ (0.05)	*	$ (0.39)	$ 4.37	*
Subordinated units
Net (loss) per unit from continuing operations	$ (0.27)	$ (0.49)	*	$ (0.43)	$ (0.92)	*
Net income per unit from discontinued operations	--	(0.00)	*	0.02	4.40	*
Net income/(loss) per subordinated unit, basic	$ (0.27)	$ (0.49)	*	$ (0.41)	$ 3.48	*
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$ (0.27)	$ (0.05)	*	$ (0.41)	$ (0.03)	*
Net income per unit from discontinued operations	--	(0.00)	*	0.02	4.40	*
Net income/(loss) per common unit, diluted	$ (0.27)	$ (0.05)	*	$ (0.39)	$ 4.37	*
Subordinated units
Net (loss) per unit from continuing operations	$ (0.27)	$ (0.49)	*	$ (0.43)	$ (0.92)	*
Net income per unit from discontinued operations	--	(0.00)	*	0.02	4.40	*
Net income/(loss) per subordinated unit, diluted	$ (0.27)	$ (0.49)	*	$ (0.41)	$ 3.48	*

Distributions paid per limited partner unit (1)	$ 0.02	$ 0.445		$ 0.07	$ 0.89
Weighted average number of limited partner units outstanding, basic:
Common units	16,702	16,677		16,693	16,668
Subordinated units	12,397	12,397		12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	16,702	16,677		16,693	16,675
Subordinated units	12,397	12,397		12,397	12,397

(1) No distributions were paid on the subordinated units for the three and six months ended June 30, 2015 and 2014.
* Figures for 2014 EPU purposes have been restated. See "Restatement to Adjust Allocation of Net Income/(Loss) to Common and Subordinated Units" section in this release for details.

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization). Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership's portion of Rhino Eastern's net income that was recognized in prior periods as a single line item in its financial statements was affected by these expense items. Since Rhino did not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino's results.

($ in millions)	Second Quarter 2015	Second Quarter 2014	Year to Date 2015	Year to Date 2014
Net (loss) from continuing operations	$ (8.1)	$ (6.8)	$ (12.7)	$ (11.8)
Plus:
Depreciation, depletion and amortization (DD&A)	8.6	8.9	17.4	18.2
Interest expense	1.3	0.8	2.3	4.0
EBITDA from continuing operations **	$ 1.8	$ 2.9	$ 7.1	$ 10.3
Plus: Rhino Eastern DD&A-51%	--	0.2	--	0.5
Plus: Provision for doubtful accounts (1)	0.1	--	0.3	--
Plus: Non-cash asset impairment (2)	2.2	--	2.2	--
Adjusted EBITDA from continuing operations	4.1	3.1	9.6	10.8
Net income from discontinued operations	--	(0.1)	0.7	130.5
Adjusted EBITDA	$ 4.1	$ 3.0	$ 10.3	$ 141.3

** Totals may not foot due to rounding.

(1) During the second quarter of 2015, the Partnership recorded a provision for doubtful accounts of approximately $0.1 million related to one of its Elk Horn lessee customers in Central Appalachia that was in bankruptcy proceedings, which was in addition to an approximate $0.2 million charge recorded in the first quarter of 2015. Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

(2) For the three and six months ended June 30, 2015, the Partnership recorded an asset impairment loss of approximately $2.2 million for its Cana Woodford mineral rights since this asset is classified as held for sale and was written down to its estimated fair value less costs to sell as of June 30, 2015. Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

	Three Months Ended June 30		Six Months Ended June 30
($ in millions)	2015	2014	2015	2014
Net cash provided by operating activities	$ 9.4	$ 1.8	$ 11.4	$ 13.7
Plus:
Increase in net operating assets	--	2.5	--	--
Gain on sale of assets	--	0.2	0.7	131.0
Amortization of deferred revenue	1.1	0.4	1.7	0.8
Amortization of actuarial gain	--	0.1	0.1	0.2
Interest expense	1.3	0.8	2.3	4.0
Equity in net income of unconsolidated affiliate	0.1	--	0.3	--
Less:
Decrease in net operating assets	6.4	--	3.4	2.8
Accretion on interest-free debt	--	--	0.1	--
Amortization of advance royalties	0.2	0.1	0.4	0.2
Amortization of debt issuance costs	0.5	0.2	0.7	1.6
Equity-based compensation	--	0.2	--	0.3
Provision for doubtful accounts	0.1	--	0.3	--
Loss on asset impairment	2.2	--	2.2	--
Accretion on asset retirement obligations	0.6	0.6	1.1	1.2
Distribution from unconsolidated affiliates	--	--	0.2	--
Equity in net loss of unconsolidated affiliates	--	1.9	--	2.8
EBITDA	$ 1.9	$ 2.8	$ 8.1	$ 140.8
Plus: Rhino Eastern DD&A-51%	--	0.2	--	0.5
Plus: Loss on asset impairment (1)	2.2	--	2.2	--
Adjusted EBITDA	$ 4.1	$ 3.0	$ 10.3	$ 141.3
Less: Net income from discontinued operations	--	(0.1)	0.7	130.5
Adjusted EBITDA from continuing operations	$ 4.1	$ 3.1	$ 9.6	$ 10.8

(1) For the three and six months ended June 30, 2015, the Partnership recorded an asset impairment loss of approximately $2.2 million for its Cana Woodford mineral rights since this asset is classified as held for sale and was written down to its estimated fair value less costs to sell as of June 30, 2015. Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

CONTACT: Investor Contacts:
         Scott Morris
         +1 859.519.3622
         smorris@rhinolp.com